Exhibit 99.2

SONENDO, INC.

AMENDMENT TO 2023 EmployMENT

Inducement INCENTIVE Award PLAN

(Effective May 31, 2024)

Sonendo, Inc., a Delaware corporation (the “Company”), hereby adopts this Amendment (this “Amendment”) to the 2023 Employment Inducement Incentive Award Plan (as amended, the “Plan”).

WITNESSETH

WHEREAS, the Company’s Board of Directors (the “Board”) has adopted the Plan;

WHEREAS, the Plan currently provides for a maximum aggregate number of shares of common stock of the Company (“Common Stock”) that may be issued under the Plan;

WHEREAS, the Company desires to amend the Plan to increase the number of shares of Common Stock that may be issued under the Plan; and

WHEREAS, pursuant to Section 10.4 of the Plan, the Company may amend the Plan.

NOW, THEREFORE, BE IT RESOLVED, the Plan shall be amended as follows:

Section 11.26 shall be deleted and replaced in its entirety with the following:

“11.26 “Overall Share Limit” means the number of Shares available prior to the Amendment plus 1,000,000 Shares.”

Except as expressly amended by this Amendment, all terms and conditions of the Plan shall remain in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the effective date written above.

Sonendo, Inc.

By:	/s/ Bjarne Bergheim
Name:	Bjarne Bergheim
Title:	President and Chief Executive Officer